Exhibit 10




CONSENT OF INDEPENDENT AUDITORS



We consent to the inclusion in Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A (1933 Act File No. 33-50390) of Wilshire Target Funds, Inc. (the "Funds"), of our report dated October 3, 1997 on our audit of the financial statements and financial highlights of the Funds, which report is included in the Annual Report to Shareholders for the year ended August 31, 1997 which is incorporated by reference in the Registration Statement.

We also consent to the reference to our firm under the captions
"Condensed Financial Information" in the Prospectuses and
"Custodian, Transfer and Dividend Disbursing Agent, Counsel and
Independent Accountants" in the Statements of Additional
Information of the Registration Statement.



Boston, Massachusetts						/s/ Coopers
& Lybrand L.L.P.
December 29, 1997	Coopers & Lybrand L.L.P.


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